EXHIBIT 10.21

Insurance Auto Auctions, Inc.

2005 Incentive Plan

Corporate Management

Insurance Auto Auctions, Inc.

2005 Incentive Plan

SECTION 1 OBJECTIVE

The purpose of this Plan is to motivate and reward key executives and management personnel responsible for the successful achievement of Company financial goals along with specific personal goals during the Plan year. Performance will be evaluated against pre-determined financial objectives so that each Participant will know what specific performance will be required to achieve an incentive award.

SECTION 2 EFFECTIVE DATE

This Plan is effective January 1, 2005 and thereafter. The Plan Year shall coincide with the Company’s fiscal year. The Company reserves the right to revise or terminate the Plan at any time, with or without advance notice.

SECTION 3 PARTICIPATION

The Company’s Chief Executive Officer (CEO) will approve all Plan Participants in accordance with the authorities granted by the Board of Directors. Only personnel whose responsibilities and accomplishments can be directly identified with the achievement of major business goals are eligible to participate.

No employee shall have a right to be selected as a Participant in any year, or having been selected as a Participant for one year, to be a Participant in any other year. Participation does not constitute a guarantee of employment for the entire Plan year, or any specific time period.

SECTION 4 ELIGIBILITY

Key managers are eligible to participate in the Program provided the Chief Executive Officer approves them. The Company’s Chief Executive Officer shall approve individual participants and their Target Incentive Opportunity for the Plan year as well as any changes in Target Incentive Opportunities during the Plan year, as changes in assignments warrant.

The Company’s Chief Executive Officer must approve additions to the Executive Incentive Plan after the start of the Plan year and prior to October 1, 2005. After October 1, 2005 additional Participants will not be added to the Plan until the beginning of the next Plan year. The amount of incentive award paid will be pro-rated based on the employee’s date of Plan entrance or employment. These same guidelines apply to employees who are promoted into an incentive plan position during the year.

SECTION 5 INCENTIVE OPPORTUNITY

Incentive opportunities are expressed as a percentage of total base salary for the plan year and vary by organization level.

SECTION 6 INCENTIVE AWARDS

Incentive awards are earned based on achievement of specific objectives. For the 2005 fiscal year, each participant’s incentive award will be based on an earnings target of $1.33 per share.

Each year budgets are prepared and submitted to the Company’s Chief Executive Officer and the Board of Directors for review and approval. In order for the incentive plan to be truly motivational and assist in achieving corporate growth objectives, two principles will be adhered to closely:

•	Budgets must be realistic, yet rigorous. Budgets should set attainable goals; yet, to attain these goals above average performance will be required. Presumably, base salary is being paid for average performance and is thus sufficient.

•	Equity requires that each budget have relatively equal “stretch”. The Chief Executive Officer will review each budget to evaluate the “stretch”.

Incentive Awards will be based on achievement of specific objectives using the formula in Exhibit A. The Company must achieve at least 71.4% (or $.96 per share) of the earnings per share before any incentive awards are earned. Overall percentage achievement above or below plan will be factored up or down by 50% to arrive at the payout percentage. For example, the incentive factor would require payout at 115% of target for 10% above plan performance.

Maximum achievement will be 130%. Using the 50% incentive factor, this results in an initial payout of 57.1% of target once the threshold is achieved to a maximum payout of 145% of target.

The CEO has the right to designate individual goals and objectives for specific participants as a part of their incentive calculation.

SECTION 7 DEFINITION OF FINANCIAL PERFORMANCE

The financial performance measurement for awards under this Plan shall be calculated based on attaining $1.33 earnings per share.

SECTION 8 PLAN ADMINISTRATION

The Chief Executive Officer of Insurance Auto Auctions, Inc. will approve final bonus recommendations and authorize the distribution of incentive bonus checks to participants after approval. The CEO is the final authority to resolve any issues or disputes that arise in the administration of the plan.

Adjustments to the Incentive Plan Awards may be made to reflect changes in responsibility, account reassignment, etc., at the discretion of the Company. Any amendments to the Plan or adjustments to an award must be approved by IAA’s Chief Executive Officer. In the event of a Change in Control, participants will be paid the greater of either the pro-rated award at target or the pro-rated award based on the payout percentage computed using the actual year-to-date performance.

The cost of the incentive pool will be recognized through the monthly accrual of funds equivalent to the total target award payment for all participants divided by 12 months. Accruals will be adjusted based on actual financial performance against financial plan goals.

SECTION 9 INCENTIVE AWARD PAYMENT

Incentive payments to eligible participants will be made within 90 days after year-end (but not before completion of the annual audit of the Company’s financial statements). Participants must be on the payroll and in good standing on the date awards are paid to be eligible for an award payment.

SECTION 10 TERMINATIONS

The following provisions will cover participants whose employment with the Company terminates during the Plan Year:

•	Participants voluntarily terminating their employment or Participants discharged for cause forfeit all rights to any incentive award payment under this Plan. IAA shall have the sole right to determine what constitutes “cause” for purposes of this paragraph.

•	Pro-rated incentive awards will be paid to Participants whose employment with the company terminates during the Plan year due to retirement, permanent and total disability, or death. Pro-rated incentive awards will be also be paid to Participants who are granted a leave of absence during the Plan year.

SECTION 11 ASSIGNMENTS AND TRANSFERS

The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, to his/her designated beneficiary, or in the absence of such designation by will or the laws of descent and distribution.

SECTION 12 PLAN DEVIATION

The Chief Executive Officer and Board of Directors, at their discretion, may make adjustments as they deem advisable in order to give consideration to distinguished performance, changes in accounting rules, principles, or methods, changes in portfolio, disputes that may arise, or other extraordinary events (including weather-related natural disasters) and to adjust Financial Performance measures in recognition of such occurrence.